Exhibit 99.1
PRESS RELEASE
REDMOND, Wash., Feb. 11 /PRNewswire-FirstCall/ — Microsoft Corp. (Nasdaq: MSFT — News) today issued the following statement in response to the announcement by Yahoo! Inc. (Nasdaq: YHOO — News) that its Board of Directors has rejected Microsoft’s previously announced proposal to acquire Yahoo!:
It is unfortunate that Yahoo! has not embraced our full and fair proposal to combine our companies. Based on conversations with stakeholders of both companies, we are confident that moving forward promptly to consummate a transaction is in the best interests of all parties.
We are offering shareholders superior value and the opportunity to participate in the upside of the combined company. The combination also offers an increasingly exciting set of solutions for consumers, publishers and advertisers while becoming better positioned to compete in the online services market.
A Microsoft-Yahoo! combination will create a more effective company that would provide greater value and service to our customers. Furthermore, the combination will create a more competitive marketplace by establishing a compelling number two competitor for Internet search and online advertising.
The Yahoo! response does not change our belief in the strategic and financial merits of our proposal. As we have said previously, Microsoft reserves the right to pursue all necessary steps to ensure that Yahoo!’s shareholders are provided with the opportunity to realize the value inherent in our proposal.
On February 1, 2008, Microsoft announced a proposal to acquire all the outstanding shares of Yahoo! common stock for per share consideration of $31 representing a total equity value of approximately $44.6 billion and a 62 percent premium above the closing price of Yahoo! common stock based on the closing prices of the stocks of both companies on Jan. 31, 2008, the last day of trading prior to Microsoft’s announcement. Microsoft’s proposal would allow the Yahoo! shareholders to elect to receive cash or a fixed number of shares of Microsoft common stock, with the total consideration payable to Yahoo! shareholders consisting of one-half cash and one-half Microsoft common stock.
About Microsoft
Founded in 1975, Microsoft (Nasdaq: MSFT — News) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This material is not a substitute for the prospectus/proxy statement Microsoft Corporation would file with the SEC if an agreement between Microsoft Corporation and Yahoo! Inc. is reached or any other documents which Microsoft Corporation may file with the SEC and send to Yahoo! shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF YAHOO! INC. ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders will be able to obtain free copies of any documents filed with the SEC by Microsoft Corporation through the web site maintained by the SEC at http://www.sec.gov. Free copies of any such documents can also be obtained by directing a request to Investor Relations Department, Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399.
Microsoft Corporation and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Microsoft Corporation’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended June 30, 2007, which was filed with the SEC on August 8, 2007, and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on September 29, 2007. Other information regarding the participants in a proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as Microsoft Corporation’s ability to achieve the synergies and value creation contemplated by the proposed transaction, Microsoft Corporation’s ability to promptly and effectively integrate the businesses of Yahoo! Inc. and Microsoft Corporation, the timing to consummate the proposed transaction and any necessary actions to obtain required regulatory approvals, and the diversion of management time on transaction-related issues. For further information regarding risks and uncertainties associated with Microsoft Corporation’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft Corporation’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft Corporation’s Investor Relations department at (800) 285-7772 or at Microsoft Corporation’s website at http://www.microsoft.com/msft.
All information in this communication is as of the date hereof. Microsoft Corporation undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.